Exhibit 10.1

FORM OF CHANGE IN CONTROL AGREEMENT

AGREEMENT by and between Valassis Communications, Inc., a Delaware corporation (the “Company”), and ____________(the “Executive”), dated as of ___________, ____ (“Effective Date”).

WHEREAS the Executive is a member of the Company’s leadership team;

WHEREAS, the Company has entered into an employment agreement with Executive, as amended, (“Employment Agreement”);

WHEREAS the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure the continued dedication of the Executive to the Company, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below);

WHEREAS the Board believes it is imperative to (a) diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a threatened or pending Change in Control, (b) encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and (c) preserve the Executive’s impartial judgment in the event of any threatened or pending Change in Control;

NOW, THEREFORE, in order to accomplish these objectives and in consideration of the mutual agreements, provisions, and covenants contained herein, and intending to be legally bound hereby, the Board has authorized the Company to enter into this Agreement as follows:

1. Duties.  In addition to the duties set forth in the Employment Agreement, the Executive agrees that, subject to the Executive’s fiduciary duties to the Company and its shareholders, the Executive will exercise the Executive’s best efforts to bring about whatever result the Board determines to be in the best interests of the Company and its shareholders relative to any impending Change in Control (i.e., to help resist any such impending Change in Control if the Board determines that to be in the best interests of the Company and its shareholders, and to bring about such Change in Control if the Board determines that to be the preferable alternative). The Executive agrees to use the Executive’s best efforts at and after the occurrence of a Change in Control to effect an orderly and beneficial transfer of control to the party or parties comprising the new control group.

2. Change in Control as a Condition Precedent.  No amount or benefit shall be payable under the terms of this Agreement unless there shall have been a Change in Control that is actually consummated. A “Change in Control” shall mean the first of the following to occur:

(a) any Person (as defined below) is or becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, which merger or consolidation is consummated, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with newly acquired ownership acquired in such transaction by any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company to any Person of all or substantially all the Company’s assets, which liquidation, sale or disposition is consummated.

Notwithstanding the foregoing, in no event may there by more than one transaction or occurrence treated as a “Change in Control” for purposes of this Agreement. For purposes of this Section 2, the following terms shall have the following meanings:

“Affiliate” means any entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company as determined by the Board in its discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company or any of its Affiliates, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, and (iv) any corporation owned directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company.

3. Obligations of the Company Upon Termination Due to a Change in Control

(a) Termination for Good Reason, Other Than for Cause On or After a Change in Control.  If, within twenty-four (24) months on or after a Change in Control (“Change in Control Period”), the Company terminates the Executive’s employment Other Than for Cause (as defined below) or the Executive terminates employment for Good Reason (as defined below), the Company shall provide to the Executive the following payments and benefits:

(i) A cash lump sum payment equal to [one and one-half–two and one-half (1.5-2.5)] times the sum of the Executive’s annual base salary determined at the greater of the base salary on the date of the Change of Control or the base salary on the Date of Termination;

(ii) A cash lump sum payment equal to the greater of (x) [one and one-half–two and one-half (1.5-2.5)] times Executive’s maximum annual bonus opportunity determined as if all targets had been met and the annual bonus had been fully earned on the date of the Change of Control or (y) [one and one-half–two and one-half (1.5-2.5)] times Executive’s maximum annual bonus opportunity determined as if all targets had been met and the annual bonus had been fully earned on the Date of Termination;

(iii) Continuation of health (including medical, dental, vision and prescription drug benefits) benefits and life insurance benefits for the Executive and/or the Executive’s family for [eighteen–thirty (18-30)] months following the Date of Termination (“Continuation Benefits”).  Such Continuation Benefits shall be at least equal to those which would have been provided if Executive had not been terminated, such benefits to be in accordance with the most favorable benefit plans, policies, practices or programs of the Company as in effect and applicable generally to other executives of the Company and their families during the 90-day period immediately preceding the Date of Termination. If the Executive becomes employed with another employer and is eligible to receive health (including medical, dental, vision and prescription drug benefits) and life insurance benefits under another employer-provided plan, Continuation Benefits provided by the Company shall cease. Upon cessation of the Continuation Benefits, the Executive and/or the Executive’s family may elect continuation health coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”) in accordance with applicable law.

(b) Termination Other Than for Cause Prior to a Change in Control. If the Company terminates the Executive’s employment Other than For Cause within the ninety (90) day period immediately prior to the execution of a definitive agreement, the consummation of which actually results in such Change in Control, the Executive will be entitled to the benefits and payments set forth in Section 3(a) above.

(c) Death, Disability, Termination for Cause.  If, prior to or during the Change in Control Period, the Executive’s employment is terminated as a result of his death, by the Executive or the Company due to the Executive’s Disability, by the Company for Cause, or by the Executive without Good Reason, Executive shall not be entitled to any payments under this Agreement.  For purposes of this Agreement, “Cause” and “Disability” have same definition as in the Employment Agreement and “Good Reason” is defined below.

(d) Good Reason.  The Executive may terminate employment during the Change in Control Period for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) A material diminution of the Executive’s base salary; or

(ii) A material diminution in the Executive’s authority, duties, or responsibilities; or

(iii) A material change in the geographic location at which the Executive must perform the services; or

(iv) A material breach by the Company of this Agreement.

The Executive may not terminate employment for Good Reason unless: (x) the Executive has provided the Company with notice of the occurrence of the Good Reason condition described in subsection (i)-(iv) within sixty (60) days of the initial existence thereof; and (y) the Company has been provided with thirty (30) days to remedy such Good Reason condition and has failed to remedy such condition. The Executive’s employment shall be deemed to have been terminated following a Change in Control by the Executive for Good Reason if the Executive terminates the Executive’s employment prior to a Change in Control with Good Reason if a Good Reason condition occurs at the direction of a person or entity who has entered into an agreement with the Company, the consummation of which will constitute a Change in Control.

(e) Termination Other Than for Cause.  The Company shall have the right, subject to the terms of the Employment Agreement, to terminate the Executive’s employment for any reason (other than for Cause or as the result of Executive’s death or Disability) upon thirty (30) days’ prior written notice to the Executive and such termination shall be referred to herein as a termination “Other Than for Cause.” If the Executive resigns following a request by the Company to terminate the Executive’s employment within twenty-four months on or after a Change in Control, such resignation shall be deemed to be a termination by the Company Other Than for Cause and Executive shall be entitled to the benefits and payments set forth in Section 3(a) above.

(f) Notice of Termination.  Any termination by the Company for Cause shall be in accordance with the Employment Agreement and no benefits under this Agreement shall be paid in the event of a termination for Cause. A termination by the Executive for Good Reason as defined herein shall be communicated by a Notice of Termination to the Company in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Good Reason and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(g) Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by reason of death or Disability, the date of the Executive’s death or the date the Company or the Executive terminates employment as a result of the Executive’s Disability, as the case may be, (ii) if the Executive’s employment is terminated by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (iii) if the Executive is terminated by the Company for Cause, the date of receipt of a Notice of Termination as provided under the Employment Agreement, and (iv) if the Executive’s employment is terminated by the Company Other than for Cause, the Date of Termination shall be thirty (30) days after the date on which the Company notifies the Executive of such termination, or if the Company chooses to pay the Executive thirty (30) days of base salary in lieu of providing such 30-day notice, the date on which the Company notifies the Executive of such termination.

4. Integration with Employment Agreement and Other Plans, Policies and Programs.  The payments and benefits set forth in Section 3 of this Agreement shall be in lieu of any cash severance payments and benefit continuation under the Employment Agreement and any bonus payments due under any bonus or incentive plan.  Executive expressly acknowledges that he/she shall not be entitled to any cash severance payments or benefit continuation under the Employment Agreement or bonus or incentive payments under any bonus or incentive plan if Executive receives cash payments and benefit continuation under this Agreement. Except as set forth directly above, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, except as set forth above, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Except as set forth above, amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. The terms of any equity compensation granted to Executive shall be governed by the terms of the applicable equity plan and grant agreement and shall not be accelerated or otherwise modified by this Agreement.

5. Full Settlement, Mitigation.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 3(a)(iii), such amounts shall not be reduced whether or not the Executive obtains other employment.

6. Certain Additional Payments by the Company.

(a) Excess Parachute Payments.  In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment” and collectively “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or would be within $1,000 of triggering such excise tax), then Total Payments shall be reduced (but not below zero) so that the maximum amount of Total Payments (after reduction) shall be $1,000 less than the amount that would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code (as so reduced, the “280G Limitation Amount”). Notwithstanding the foregoing, if the Executive would be better off by at least $50,000 on an after-tax basis after taking into account all taxes (including but not limited to the Section 4999 excise tax) receiving the full amount of Total Payments as opposed to the 280G Limitation Amount the Executive shall receive the full amount of Total Payments without reduction.  References to Section 4999 of the Code shall include any successor provision or any similar excise tax. The Executive shall not be entitled to an increased payment from the Company for any excise, additional, or other tax, penalty, or interest as a result of this Agreement. Any payment reductions under this subsection (a) shall be made first from cash payments.

(b) Consultant.  All determinations required to be made under this Section 6, including whether and when Total Payments should or should not be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a “Consulting Firm,” which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants selected by the Company. The Consulting Firm shall provide detailed supporting calculations regarding such determination both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Consulting Firm shall be borne solely by the Company. Any determination by the Consulting Firm shall be binding upon the Company and the Executive, and no later determination shall obligate the Company to make any payment or adjustment to the Total Payments made to the Executive.

7. Conditions to Payments and Benefits.

(a) The Executive’s entitlement to receive the payments and benefits hereunder shall be conditioned upon:

(i) the Executive having complied to the best of the Executive’s abilities with the commitments contained in Section 1 and in Section 2 of the Employment Agreement;

(ii) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans; and

(iii) delivery to the Company of an executed agreement and general release, executed by the Executive (or by an individual authorized to act on behalf of the Executive’s estate if the Executive is deceased or authorized to act on the Executive’s behalf by reason of the Executive’s Disability) which shall be executed substantially in the form attached hereto as Exhibit A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within thirty-five (35) days of presentation thereof by the Company to the Executive (and which is not subsequently revoked by the Executive or such authorized individual), and the Company shall be obligated to deliver a final form of release to the Executive’s address set forth in Section below (including copy to counsel) within 5 business days after an employment termination.  Any benefits described in Section 3 are contingent on the release becoming effective and irrevocable by the 35th day following the termination of the Executive’s employment provided that the release agreement is timely delivered in accordance with this Section. Payment of any benefits described in Section 3 will commence, if at all, on the 45th day following the Executive’s termination of employment and all payments described in Section 3 that otherwise would have been paid or provided during the 45 days following the Executive’ termination of employment, but for this sentence, shall instead be paid or provided on the 45th day following the Executive’s termination of employment.

(b) If the Executive fails to materially comply with any obligation or covenant under Section 1 or Section 2 of the Employment Agreement or is the Company subsequently determines that it has terminated Executive for Cause (in accordance with the Employment Agreement), the Company’s obligations to make any payments or provide any benefits or other rights or entitlements to Executive pursuant to any provision of this Agreement shall immediately cease and Executive shall be required to immediately repay to the Company all amounts theretofore paid or otherwise provided to Executive pursuant to any section of this Agreement. The Company may recover amounts under this Section 7(b) by set-off from any amounts otherwise due to Executive under any other plan, program or arrangement if the Executive fails to make any required repayment within 15 business days after written demand to the Executive.

8. Confidential Information.  The Confidential Information and Competitive Conduct provisions in the Employment Agreement shall continue to apply to Executive and to any termination under this Agreement.

9. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Disputes.

(a) Any dispute or controversy arising under or in connection with this Agreement may, at the Executive’s election, be settled by arbitration, conducted before a panel of three arbitrators in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b) The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that the Company shall have no obligation to reimburse the Executive for, or pay on behalf of the Executive’s account, any fees or expenses that the Executive incurs in connection with a contest initiated by the Executive that is found by a court of competent jurisdiction or arbiter, as applicable, to be frivolous.  In this circumstance, if the Company has previously paid any fees or expenses, the Executive shall promptly repay to the Company the amount of such fess and expenses.

11. Amendment.  No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board and shall be agreed to in writing, signed by the Executive and by an officer of the Company thereunto duly authorized; provided, however, that either the Board or the applicable committee may amend this Agreement at any time as necessary to comply with applicable laws and regulations without the Executive’s written consent prior to a Change in Control; provided, further, however, that (1) the Company’s unilateral power to amend this Agreement shall be limited to technical, ministerial, and regulatory requirements generally applicable to all public company officers, and (2) no such amendment would constitute Good Reason as presently defined by this Agreement.

12. Cooperation.  The Executive agrees to reasonably cooperate with the Company at any times in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice and at reasonable times for interviews and factual investigations, appearing at the Company’s request upon reasonable notice and at reasonable times to give testimony without requiring service of a subpoena or other legal process, delivering to the Company requested information and relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).  The obligations under this Section shall survive expiration of this Agreement. If the Executive’s cooperation under this Section is requested after the Executive’s termination of employment, the Company shall (i) provide the Executive reasonable advance notice after giving due considera

13. tion to the Executive’s then current employment obligations, and (ii) reimburse the Executive for all reasonable travel expenses and other reasonable out-of-pocket expenses upon submission of receipts.

14. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) All notices and all other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below:

To the Executive: {Address of Executive}	To the Company: Fax: ______________________
or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(e) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation.

(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or the right of the Company to terminate the Executive for Cause or Other Than for Cause, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Company shall be entitled to any pre sumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

(h) The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.

(i) The Executive and the Company acknowledge that this Agreement supersedes all prior agreements covering the subject matter of payments and benefits due to a termination Other than For Cause by the Company or a termination by the Executive for Good Reason within twenty-four (24) months on or after a Change in Control or, in some circumstances, within ninety days (90) days prior to a Change in Control, and, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, the Executive’s employment and this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(j) If the Executive should die while any cash amounts are due and payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s surviving spouse, or if there is no surviving spouse, the Executive’s estate.

15. 409A.

(a) To the extent required by Section 409A of the Code, all references to “termination of employment,” “Date of Termination” and correlative phrases for purposes of this Agreement shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(b) To the extent that (i) any payments or benefits to which the Executive becomes entitled under this Agreement, or under any other plan, program or agreement maintained by the Company, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments or benefits shall not be made or commence until the earliest of (x) the expiration of the six (6) month and one day period measured from the date of the Executive’s separation from service (as defined in Section 14(a) above) from the Company; or (y) the date of the Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in in stallments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum. For the purposes of this Section 18, the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of the Company.

(c) It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). The parties intend that all the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code.

(d) To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

VALASSIS COMMUNICATIONS, INC.

Date:                        Date:

EXHIBIT A
FORM OF RELEASE AGREEMENT

AGREEMENT AND GENERAL RELEASE

Valassis Communications, Inc., its affiliates, parents, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as the “Employer”), and {executive’s name}(the “Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as the “Employee”) agree:

1. Last Day of Employment.  The Executive acknowledges that [his]/[her] employment with Employer has been terminated and that the Executive’s last day of employment with Employer is [DATE].  Effective as of [DATE], Executive resigns from the Executive’s position as __________________and will not be eligible for any benefits or compensation after [DATE], except as otherwise specifically provided under the Change in Control Agreement between the Employer and Executive dated «Dated». (the “Change in Control Agreement”) or under the terms of any other employee benefit plan maintained by the Employer.  The Executive further acknowledges and agrees that, after [DATE], the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of [DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration.  The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 7(a) of the Change in Control Agreement.

3. Revocation.  Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s ___________________________, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Michigan, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim.  Subject to the full satisfaction by the Employer of its obligations under the Change in Control Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

-	Title VII of the Civil Rights Act of 1964, as amended;

-	The Civil Rights Act of 1991;

-	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

-	The Employee Retirement Income Security Act of 1974, as amended;

-	The Immigration Reform and Control Act, as amended;

-	The Americans with Disabilities Act of 1990, as amended;

-	The Age Discrimination in Employment Act of 1967, as amended;

-	The Older Workers Benefit Protection Act of 1990;

-	The Worker Adjustment and Retraining Notification Act, as amended;

-	The Occupational Safety and Health Act, as amended;

-	The Family and Medical Leave Act of 1993;

-	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of _______;

-	Any other federal, state or local civil or human rights law or any other local state or federal law, regulation or ordinance,

-	Any public policy, contract, tort, or common law; or

-	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

For California employees only:  Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights to accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under

COBRA (the “Accrued Amounts”); (ii) Employee’s rights under the provisions of the Change in Control Agreement which are intended to survive termination of employment; or (iii) the Employee’s rights as a stockholder.

5. No Claims Permitted.  Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any Federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6. Affirmations.  Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except for the Accrued Amounts, if any. The Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property.  Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge.  Employee represents that Executive has returned any and all property belonging to the Employer, including any confidential information with respect to the Employer or its operations.

8. Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Michigan without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. No Admission of Wrongdoing.  Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Change in Control Agreement which are intended to survive termination of the Executive’s employment shall survive and continue in full force and effect.  Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO THIRTY-FIVE (35) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL THIRTY-FIVE (35) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE SEVERANCE AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

VALASSIS COMMUNICATIONS, INC.

By:

Name:
Title:
Date:

EMPLOYEE

Date: